Exhibit 99.1

Teleflex ®	NEWS
155 South Limerick Road, Limerick, PA 19468 USA — Phone: 610-948-5100 — Fax: 610-948-5101

Contact:	Jake Elguicze Vice President Investor Relations 610-948-2836

FOR IMMEDIATE RELEASE	January 11, 2010

Teleflex Incorporated Names Richard (Randy) Meier
Chief Financial Officer

Medical Device Industry Executive Joins Teleflex as
Executive Vice President and CFO

LIMERICK, Pa.—(BUSINESS WIRE)—Teleflex Incorporated (NYSE: TFX — News) has announced the appointment of Richard (Randy) Meier as executive vice president and chief financial officer, effective the close of business today. Mr. Meier was previously president and chief operating officer of Advanced Medical Optics, Inc., a publicly-traded $1.2 billion global ophthalmic medical device company.

“Randy brings a depth of experience to the chief financial officer role, with more than 10 years of financial and operational leadership in medical device and pharmaceutical companies,” said Jeffrey P. Black, Teleflex chairman and chief executive officer. “His proven track record leading high performance, fast-growth organizations is a great addition to our team as we execute on our strategic initiatives.”

Added Black, “Randy has demonstrated strong financial acumen and a commitment to maintaining solid financial fundamentals and operational effectiveness programs while building organizations that can deliver consistent revenue growth through targeted acquisitions and organic growth initiatives. We look forward to his future contributions at Teleflex.”

Mr. Meier succeeds Kevin K. Gordon who, as previously announced, is leaving Teleflex this month after 13 years with the company.

Mr. Meier is currently a member of the board of directors of BioMarin Pharmaceuticals, Inc. and Staar Surgical Co. He was an executive with Advanced Medical Optics, Inc. (NYSE: EYE) from 2002 until the company was acquired in 2009. He served as executive vice president and chief financial officer of Valeant Pharmaceuticals, Inc. (NYSE: VRX) from 1999-2002.

About Teleflex Incorporated
Teleflex is a diversified global company with a significant presence in medical technology and niche businesses serving aerospace and commercial markets. Teleflex Medical, the company’s largest business segment, designs, manufactures and distributes medical devices for critical care and surgical applications serving customers in more than 140 countries. The company is focused on medical device technology that enables healthcare providers to improve outcomes, reduce infections and improve patient and provider safety. Additional information about Teleflex can be obtained from the company’s website at www.teleflex.com.

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